                                                                   Exhibit 10-36

March 18, 1996


Mr. Manuel A. Baez
3502 Derby Lane
Ft. Lauderdale, FL  33331


Dear Manny:

This letter confirms our agreement concerning your termination of employment with Baxter International Inc. and its affiliates ("Company"). You and the Company acknowledge that your employment termination is by mutual agreement, and that it is completely independent of the reduction in force the Company announced in the fourth quarter of 1993.

You will cease to be an employee and an officer of the Company effective May 3, 1996 ("Termination Date"). Until your Termination Date, you will assist the Company in the smooth transition of your responsibilities to your successors.

You will continue to receive your current salary, monthly car allowance, and flexible spending allowance until your Termination Date.

You will be eligible to receive a pro-rated bonus, up to a maximum of $78,000, under the 1996 Officer Incentive Compensation Plan. Your bonus will be determined based on the extent to which the Company achieves the 1996 performance criteria under the Plan and based on the extent to which you satisfy your obligation to assist the Company in the smooth transition of your responsibilities to your successors. Your 1996 bonus will be determined and paid at the same time and in the same manner applicable to all other participants in the Plan.

You will not earn any restricted shares for 1996 performance under the Company's 1989 Long-Term Incentive Plan (LTI-3).

Before your Termination Date, you will receive a total of $42,560, in a single sum, for all of your accrued but unused vacation time, in accordance with the Company's policy. You will not accrue any vacation time after your Termination Date.

You are eligible to receive medical coverage through the Company's retiree medical plan, in accordance with the plan's provisions. You may postpone retiree medical coverage and elect, in accordance with a federal statute (COBRA), to continue your medical and dental benefits under the Company's Flexible Benefits Program for up to 18 months after your Termination Date. You may not obtain medical coverage through the retiree medical plan and COBRA simultaneously.

You are eligible to continue your active participation in the Company's Incentive Investment Plan until your Termination Date, in accordance with the Plan's provisions. Your vested accrued benefits in the Incentive Investment Plan will be distributed in accordance with its provisions.

Your active participation in the Baxter International Inc. and Subsidiaries Pension Plan ("Pension Plan") will continue until your Termination Date, in accordance with the Plan's provisions. Your vested accrued benefit in the Pension Plan will be distributed in accordance with its provisions.

In addition, the Company will provide you with a non-qualified and unfunded supplemental pension benefit ("Pension Supplement") equal to the difference between your accrued benefit under the qualified Pension Plan determined as of your Termination Date and the accrued benefit you would have under the qualified Pension Plan if on your Termination Date you were five years older, and had five additional years of benefit service. Your non-qualified and unfunded supplemental pension benefit will be paid to you at the same time and in the same manner as your benefit under the qualified Pension Plan. In the event of your death prior to your Termination Date, the provisions of this paragraph will be applied as if your Termination Date were the day before your death and you selected a pension payment option of 100% Joint and Survivor. The five additional years of benefit service and the five additional years of age provided in this paragraph will not be counted when determining the amount you must pay for coverage through the Company's retiree medical plan.

Your participation, if any, in the Company's Employee Stock Purchase Plan will cease on your Termination Date. You will receive a cash refund of the balance, if any, in your subscription account, in accordance with the Plan's provisions.

You are eligible to continue your participation in the Company's split-dollar life insurance plan. Your participation will continue in accordance with the plan's provisions as they apply to participants whose employment terminates after accumulating 65 age and years of participation points under the Company's Pension Plan.

Your stock options and restricted shares will be vested or forfeited as listed below:

OPTIONS



--------------------------------------------------------------------------------------------------------------
                                            # of
Date                                        Options        Option         Expiration
Granted       Type           Granted        Price          Date(2)        Vesting
--------------------------------------------------------------------------------------------------------------
7/30/90       NQ             11,517(1)      $24.36(1)      8/2/96         all are vested; may exercise
                                                                          before expiration date
--------------------------------------------------------------------------------------------------------------
 8/9/91       NQ              8,794(1)      $34.15(1)      8/2/96         all are vested; may exercise
                                                                          before expiration date
--------------------------------------------------------------------------------------------------------------
 8/3/92       NQ              2,303(1)      $36.66(1)      8/2/96         all are vested; may exercise
                                                                          before expiration date
--------------------------------------------------------------------------------------------------------------
 8/2/93       NQ             16,500         $26.00         8/2/96         11,000 are vested; may exercise
                                                                          before expiration date; remainder
                                                                          will be vested on 8/2/96 and you
                                                                          may exercise them on 8/2/96 only
--------------------------------------------------------------------------------------------------------------
7/31/95       NQ             23,700         $37.25         8/2/96         None are vested; all will be
                                                                          forfeited on the expiration date
                                                                          unless accelerated vesting
                                                                          occurs, in accordance with the
                                                                          option grant terms and conditions,
                                                                          before the expiration date
--------------------------------------------------------------------------------------------------------------


(1)As equitably adjusted in connection with the Caremark spin-off
(2)Option expiration dates consistent with option grant terms and conditions relating to employment termination.

RESTRICTED SHARES


---------------------------------------------------------------------------------------------------------
Date             # of Shares
Granted          Granted           Vesting Date      Disposition
---------------------------------------------------------------------------------------------------------
9/7/90           15,580            1 year after      12,453 shares have been earned, vested and
                                   earned            distributed; 3,127 shares were earned in 1995
                                                     and will be allowed to vest on 12/31/96
---------------------------------------------------------------------------------------------------------
12/7/92           9,200            1 year after      5,189 shares were earned in 1995 and will be
                                   earned            allowed to vest on 12/31/96; remaining 4,011
                                                     will be forfeited on your Termination Date
---------------------------------------------------------------------------------------------------------
2/17/92          19,115            12/31/98          12,743 shares will be allowed to vest on
                                                     12/31/96; you may elect to have shares
                                                     withheld to pay the taxes due on 12/31/96, but
                                                     the 12,743 shares (less the shares withheld to
                                                     pay taxes) will not be distributed to you until
                                                     12/31/98, the original vesting date.  The
                                                     remaining 6,372 shares will be forfeited on
                                                     your Termination Date.
---------------------------------------------------------------------------------------------------------


You will not receive any additional grants of options or restricted shares.

Your participation in the Shared Investment Plan will continue in accordance with the Plan's provisions.

To preserve your rights to make various elections under the Company's Flexible Benefits Program, Pension Plan and Incentive Investment Plan, you must contact the Human Resources Department before your Termination Date. To exercise your stock options, you must contact the Stockholder Services Department.

You acknowledge that the compensation and benefits provided in the Agreement exceed the compensation and benefits which you would normally receive in connection with your employment termination. In exchange for the compensation and benefits under this Agreement, you waive your right to file or participate as a class member in any claims or lawsuits (whether or not you now know of the basis for the claims or lawsuits) with federal or state agencies or courts against the Company and its employee benefit plans, including their present and former directors, officers, employees, agents and fiduciaries. This general waiver and release includes, but is not limited to, all claims of unlawful discrimination in regard to age, race, sex, color, religion, national origin and handicap under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act or any other federal or state statutes, all claims for wrongful employment termination or breach of contract and any other claims relating to your employment or termination of employment with the Company. This waiver and release also apply to your heirs, assigns, executors and administrators. This waiver and release do not waive rights or claims which may arise after the date this Agreement is signed except as stated in the next three sentences.

To be eligible to receive the Pension Supplement described above, you agree that this waiver and general release will be deemed to be signed by you again when your Pension Supplement begins to be paid. To be eligible to receive the restricted stock which was earned in 1995 and allowed to vest on December 31, 1996, you agree that this waiver and general release will be deemed to be signed by you again when those shares are distributed to you. To be eligible to receive the additional shares of restricted stock which are distributable to you on December 31, 1998, you agree that this waiver and general release will be deemed to be signed by you again when those shares are distributed to you.

You agree: (a) not to intentionally disparage the Company, its employees or products; (b) not to intentionally engage in actions contrary to the interests of the Company; (c) not to disclose or allow disclosure of any provisions of this Agreement, except to your attorney or pursuant to subpoena or court order (although the Company may be required to disclose this Agreement in its 1996 proxy statement and as an exhibit to its Form 10-K for 1995); (d) to conduct the transition period in a constructive and positive manner; (e) to remain bound by the non-compete and confidentiality provisions of your employment agreement with the Company; and (f) to return to the company, by May 10, 1996, all Company property, including proprietary information.

In addition to the obligations under your employment agreement with the Company, you agree that, until one year from your Termination Date, you will not directly or indirectly, as a consultant, employee or owner, engage in any activity which is competitive with the businesses of the Company, on your Termination Date, without the Company's prior approval. I assure you it is the Company's intention to be fair and reasonable in considering this issue and to grant such approval whenever your competition will not adversely affect one of the Company's major businesses.

All amounts payable to you or on your behalf under this Agreement will be reported to appropriate governmental agencies as taxable income to the extent required, and appropriate withholding will be made where necessary. In addition, all amounts payable to you under this Agreement are expressed as amounts prior to payment or withholding of any taxes, and the Company will not gross-up the amounts or otherwise reimburse you for the taxes you pay relating to such amounts.

The amounts payable to you under this Agreement are in lieu of all severance compensation and other severance benefits from the Company to which you might otherwise be entitled. The Company may terminate the Pension Supplement, forfeit all of your outstanding restricted stock and eliminate your 1996 cash bonus eligibility if you fail to comply with any of your obligations under this Agreement.

You acknowledge that the compensation and benefits provided to you under this Agreement assume your continued employment with the Company until your Termination Date. If you die before your Termination Date, your employment, salary and perquisite allowances will cease on the date of your death, and the 1996 cash bonus which is payable to you as well as the restricted stock which is allowed to vest in accordance with this agreement will be paid to your surviving spouse, or to your estate if your spouse does not survive you. Your Pension Supplement will be administered as specified on page 2 of this Agreement. All other compensation and benefits for which you are eligible under this Agreement will be determined based on the death benefit provisions of the applicable plans.

You acknowledge that the Company has made no promises to you which are not included in this Agreement, that this Agreement contains the entire understanding between you and the Company relating to your employment termination, and that it supersedes the pension supplement agreement between you and the Company dated October 4, 1995. You acknowledge that the terms of this Agreement are contractually binding. If any portion of this Agreement is declared invalid or unenforceable, the remaining portions of this Agreement will continue in force.

You acknowledge that you carefully read the terms of this Agreement, you know and understand its content and meaning, you were given a 21-day period to review it, you were encouraged to consult with an attorney before accepting it, and you accept it voluntarily.

If this letter accurately reflects our agreement, please sign two copies, and return one of them to me by April 8, 1996.

The terms of this Agreement have been approved by the Compensation Committee of the Baxter International Inc. Board of Directors.

Sincerely,



-------------------------                        ACCEPTED AND AGREED:
Vernon R. Loucks Jr.
                                                 ------------------------
                                                       (Signature)

                                                 ------------------------
                                                         (Date)


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